Exhibit 19.2

RESIDUAL SHARING AGREEMENT

THIS RESIDUAL SHARING AGREEMENT (the “Agreement”) is made as of May 29, 2003 by and among PLM Financial Services, Inc., a Delaware corporation, not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust (“Seller”), Transportation Equipment-PLM, LLC, a Delaware limited liability company (“Manager”), and Patriot Railcar Holdings I, LLC, a Delaware limited liability company (“Owner”).
WHEREAS, Owner has, pursuant to a Rail Car Purchase and Sale Agreement of even date herewith (the “Purchase Agreement”) between Owner, as purchaser, and Seller, as seller, purchased the railroad cars identified therein (individually, a “Car” and collectively, the “Cars”);
WHEREAS, pursuant to the terms of the Purchase Agreement, Owner and Manager have entered into a Rail Car Management Agreement of even date herewith (the “Management Agreement”), pursuant to which Manager shall manage the Cars on the Owner’s behalf; and
WHEREAS, in consideration of the sale of the Cars to Owner and pursuant to the terms of the Purchase Agreement, Seller, Manager and Owner have agreed to share in the Residual Net Cash Flow (as defined below) in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises made herein, Owner, Seller and Manager, intending to be legally bound, hereby agree as follows:
  Definitions.
Certain terms used herein shall have the following meanings:
“Base Return” shall mean simple interest at a rate of twelve percent (12%) per annum, determined based on the actual number of days elapsed and a year of 365 days, from and including the Closing Date through the date of calculation on the amount of Owner Investment outstanding from time to time.
“Expenses” shall have the meaning set forth in the Management Agreement.
“ Net Cash Flow ” shall have the meaning set forth in the Management Agreement.
“Owner Investment” shall mean, as of any date of determination, an amount equal to the aggregate of (i) $120,000, plus (ii) the Closing Date Payment (as defined in the Purchase Agreement), plus (iii) as and when made, the Post-Closing Adjustment (as defined in the Purchase Agreement) if the Post-Closing Adjustment requires a payment to be made by Owner to Seller, minus (iv) as and when made, the Post-Closing Adjustment if the Post-Closing Adjustment requires a payment to be made by Seller to Owner, plus (v) the aggregate amount, if any, paid by Owner to Manager under Section 8(b) of the Management Agreement in respect of any Quarterly Shortfall Amount as of such date, plus (vi) any amount of Owner Expenses outstanding as of such date that have not been timely reimbursed to Owner in accordance with the terms of the Management Agreement, minus (vii) the aggregate amount of Net Cash Flow received by Owner as of such date.
“Residual Net Cash Flow” shall mean all Net Cash Flow received by or on behalf of Owner at any time that Owner has received an amount equal to the Owner Investment plus the Base Return in respect thereto.
  Allocation of Residual Net Cash Flow . The parties have agreed that all Residual Net Cash Flow shall be allocated promptly upon receipt by or on behalf of Owner as follows:
(i)   firstly, to Manager until any accrued and unpaid Compensation Carry-Forward Amount (as defined in the Management Agreement), including any interest accrued thereon, shall have been paid in-full and reduced to zero (whether or not the Management Agreement shall have expired or been terminated); and
(ii)   secondly, equally to Owner and Seller;
provided , however , that Owner shall have the right to suspend the allocation of Residual Net Cash Flow under subsection (ii) if it reasonably believes that a material liability may arise with respect to the Cars. Such suspended Residual Net Cash Flow allocations shall be held in trust by Owner. Upon satisfaction or elimination of such potential liability, the remainder, if any, shall be immediately released and allocated in accordance with subsection (ii).
  Owner Option . Owner shall have the option to pay and fully liquidate Seller’s rights to receive allocations of Residual Net Cash Flow under Section 2(ii) above on or prior to November 30, 2003 for an amount equal to $1,500,000 (the “Liquidation Amount”). Payment of the Liquidation Amount shall be made by Owner to Seller by wire transfer of immediately available funds to an account designated by Seller and, upon Seller’s receipt of the Liquidation Amount, Seller’s rights to receive allocations of Residual Net Cash Flow under Section 2(ii) above shall be deemed fully paid, liquidated and satisfied. Any exercise of the foregoing option shall not effect in any way Manager’s rights under Section 2(i) hereof.
  Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed given on the same day if delivered by hand, or transmitted by prepaid cable, telex or telecopier, or on the next business day, if sent by Federal Express or other nationally recognized overnight delivery service, to the addressee at the following addresses or telecopier numbers (or to such other addresses, telex number or telecopier number as a party may specify by notice given to the other party pursuant to this provision):
                                             If to Manager:                                                                             Transportation Equipment-PLM, LLC
                                                                                                                                                200 Nyala Farms
                                                                                                                                                Westport, CT 06880

                                                                                    Attn: James A. Coyne
               Fax: 203 341-9988

If to Seller:        PLM Financial Services, Inc., a Delaware limited liability company, not in its individual capacity but solely as liquidating trustee for the                                                                       Equipment Growth Fund III Liquidating Trust
                         200 Nyala Farms
                         Westport, CT 06880

                         Attn: James A. Coyne
                         Fax: 203 341-9988

If to Owner:     Patriot Capital Markets, LLC
                        28 Thorndal Circle
                        Darien, CT 06820

                        Attention: Charles A. Forbes, Jr.
                        Fax: (203) 656-4483

Any party may change such address by notice given to the other party in the manner set forth above.
  Miscellaneous.
  Acknowledgment . Seller acknowledges that (A) it is not a party to, and has no rights under, the Management Agreement, (B) it is not a third party beneficiary of the Management Agreement, (C) Owner may amend or waive any provision of the Management Agreement without the consent of Seller, (D) Owner may terminate the Management Agreement, engage a new manager of the Cars, and enter into a new Management Agreement in connection therewith, without the consent of Seller, (E) it has no rights whatsoever to control the future lease, sale, transfer or other disposition of the Cars and all such rights belong to Owner, and (F) this Agreement does not create any fiduciary or other similar duties of Owner to Seller with respect to the future lease, sale, transfer or other disposition of the Cars and Seller’s only rights with respect to such events are as expressly set forth in Section 2 hereof.
  References . References herein to the Management Agreement shall be deemed, to the fullest extent practicable, to refer to any replacement Management Agreement.
  Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to any provision or rule of law which would require the application of the law of any jurisdiction other than New York and the parties attorney to the non-exclusive jurisdiction of the courts of the State of New York.
  Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures which shall be deemed originals.
  Headings. Titles and headings of the Sections and Subsections of this Agreement are for the convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.
  Interpretations-Parol Evidence . This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels all prior agreement, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated or all, but only by an agreement in writing signed by the party against who or which the enforcement of such change, waiver, discharge or termination is sought. No course of prior dealings between the parties and no usage of the trade shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and opportunity for objection.
  Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.
  Waiver. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.
  Severability. If any term or provision of this Agreement or the performance thereof shall, to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

       PLM FINANCIAL SERVICES, INC.,
    not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust

    By:
          Name:
          Title:

    TRANSPORTATION EQUIPMENT-PLM, LLC

    By:
          Name:
          Title:

    PATRIOT RAILCAR HOLDINGS I, LLC

    By:
          Name:
          Title: